WEINBERG & GREEN LLC
                      Attorneys at Law
                  100 South Charles Street
                 Baltimore, Maryland 21201-2773


                                   February 27, 1996


Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017

Re:  Shares Issued in 1995 by The GNMA Fund
     Investment Accumulation Program, Inc._
     ~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~

Gentlemen:

          You have requested our opinion, as special Maryland counsel, concerning the issuance in 1995 of the 1,353,002 shares (the "Shares") of Common Stock, $.01 par value, of The GNMA Fund Investment Accumulation Program, Inc., a Maryland corporation (the "Company"), referred to in paragraph (10) of the attached Rule 24f-2 Notice under the Investment Company Act of 1940.

          We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, certificates of public and Company officers, and instruments as we have deemed necessary and advisable for the purpose of rendering the opinion hereinafter set forth.

          Based upon the foregoing, we are of the opinion that the Shares, assuming due issuance thereof and receipt of payment therefor in accordance with the Charter and Bylaws of the Company, were legally issued, fully paid and non-assessable.

          The foregoing opinion is limited to matters of Maryland law, and we express no opinion herein as to law of any other jurisdiction. We hereby consent to the delivery of the Securities and Exchange Commission of this opinion accompanying the aforesaid Rule 24f-2 Notice.


                                        Very truly yours,


                                        Weinberg & Green LLC
                                        By: /s/ Robert A. Spar